Exhibit 3.13

The following certificate is compiled from the official certificate and subsequent amendments.

FILED JAN 19 2001 OKLAHOMA SECRETARY OF STATE

CERTIFICATE

OF

OKLAHOMA LIMITED PARTNERSHIP

TO:	OKLAHOMA SECRETARY OF STATE

2300 North Lincoln Boulevard, Room 101

State Capitol Building

Oklahoma City, Oklahoma 73105-4897

The undersigned, for the purpose of forming a limited partnership under the provisions of 54 O.S., Section 309, does hereby execute the following Certificate of Limited Partnership:

1. The name of the limited partnership is SemGas, L.P.

2. The address of the office in the State of Oklahoma at which the limited partnership records shall be kept is 6120 South Yale, Suite 1500, Tulsa, Oklahoma 74136.

3. The name of the registered agent and the address of the registered office in the State of Oklahoma is The Corporation Company, 1833 S Morgan Rd., Oklahoma City, OK 73128.

4. The name and business address of the sole General Partner is SemOperating G.P., L.L.C. (f/k/s Seminole Creek Canada Operating Company, L.L.C.), 6120 South Yale, Suite 1500, Tulsa, Oklahoma 74136.

5. The limited partnership is to have perpetual existence.

Signed and dated this 19th day of January, 2001.

GENERAL PARTNER:

SEMINOLE CREEK CANADA OPERATING COMPANY, L.L.C.

By:	/s/ Gregory C. Wallace
Gregory C. Wallace, its Manager